                           ARTICLES OF INCORPORATION

                                   CHAPTER A

                            Incorporation -Tradename
              Registered Seat - Duration - Purpose of the Company

                                   Article 1

1. Incorporation - Tradename: A Societe Anonyme is hereby incorporated under the tradename  "ETERIA  PAROHIS  AERIOU  ATTIKIS  ANONIMI  ETERIA".  For its foreign relations the Company's  tradename will be expressed in true translation "ATTIKI
GAS SUPPLY COMPANY S.A.".

2.  Distinctive  title:  The distinctive  title of the Company is "AERIO ATTIKIS
A.E.". For its foreign  relations the Company will use a true translation of its said distinctive title "ATTIKI GAS S.A."

3. Registered Seat and Branches: The registered seat of the Company shall be the
Municipality of Athens. Pursuant to a resolution of the Board of Directors,  the
Company may establish,  maintain and/or discontinue any branch offices, agencies or places of  business  at any place in Greece or abroad,  and  determine  their scope of operation.  By this same resolution or by subsequent ones, the Board of
Directors will also determine the terms of operation,  as well as the nature and area of  competence  of the said branch  offices,  agencies  and other places of business of the Company.

4. Jurisdiction:  Any disputes between the Company and its shareholders or third parties shall be exclusively  subject to the  jurisdiction  of the Courts at the legal domicile of the Company. The Company may be sued only before these Courts, even in cases of existence of any special jurisdictions,  except if otherwise is specified by Law or arbitration proceedings have been agreed between the Company and any third party which is not a shareholder.

5. Duration: The duration of the Company commences as of the registration in the
Registry of Societes  Anonymes  Companies  by the  supervisory  authority of the administrative  decision  granting  the approval  for the  incorporation  of the present  Company and the approval of its Articles of  Incorporation  and ends on
December 31 of the year 2030.  Such duration may be extended by  resolutions  of the General  Assembly of the Company  taken as provided for by articles 19.2 and
20.3 of  these  Articles  of  Incorporation.  The  extension  so  decided  shall
constitute  an  amendment  of  the  relevant   article  of  these   Articles  of
Incorporation.

                                   Article 2

1. Objects: The objects of the Company are:

(a) To buy in bulk natural gas from any supplier.

(b) To supply and sell natural gas to consumers  located within the geographical area of Attiki, through a gas distribution system.

(c) To carry on all  business  or  activities  connected  with the  programming,
studying,  design,   construction,   maintenance,   operation,   management  and
development of a gas distribution system within the geographical area of Attiki.

(d) To carry on all business connected with the study,  design, and installation of the  necessary  equipment  at the  consumers'  premises  required  for  their connection with the gas distribution system.

(e) To market natural gas operated household appliances.

(f) To carry on any other activity which the Board of Directors  considers to be or may be beneficial for the Company.

2. Implementation: In the pursuit of its objects the Company may:

(a) carry out its objects either directly or through any of its subsidiaries;

(b) co-operate  (whether by way of  partnership or otherwise)  with any physical person or legal entity in any manner;

(c) represent any Greek or foreign enterprise;

(d) enter  into any  guarantee,  contractual  or lien in  connection  with or in furtherance of its objects;

(e) enter into and  execute  agreements  to borrow or raise money and secure any obligations;

(f) assign to third  parties the  execution  of projects or the  procurement  of equipment and supervise and  co-ordinate  the necessary works in compliance with the procedure provided for by EU Directive 93/38, as in force from time to time;

(g)  perform  all such other  things,  as may be  appropriate  or  necessary  in connection with or in furtherance of its objects.

                                   CHAPTER B

                   Share Capital and Shares and Shareholders

                                   ARTICLE 3

1. Share Capital:  The share capital of the Company is GRD one hundred  eighteen
billion  two  hundred   twenty  four  million  four  hundred   ninety   thousand
(118.224.490.000)  divided into eleven million eight hundred twenty two thousand four hundred forty nine  (11.822.449)  shares of a par value of GRD ten thousand
(10.000) each and shall be paid in accordance with Article 31 hereof.

2. Share Capital Increase: For every increase of the share capital a decision of the General  Assembly is required which is adopted in accordance with the quorum and majority of Article 19  paragraph 2 and Article 20  paragraph 3 hereof.  The time period set for the payment of a share capital  increase cannot be less than one (1)  month or more  than four (4)  months  from the date  when the  relevant decision for the increase was adopted by the General Assembly.  Such time period may be extended by the Board of Directors for one (1) additional month.

3. Certification of Payment of Share Capital:

(a) Within the first two (2) months from the  incorporation of the Company,  the
Board of  Directors  shall hold a special  meeting  having as a sole item of its agenda the certification of payment or not of the initial share capital, as same is determined herein.

(b)  Following  each  increase  of  the  share  capital,   the  above  mentioned
certification of payment or not by the Board of Directors must take place within a time  period of two (2)  months as from the date on which the time  period was fixed for the payment of the amount of increase.

(c) Within twenty (20) days  following  the time period of the above  paragraphs
(a) and (b), the Company must submit to the Competent  Authority,  a copy of the relevant  minutes  of the  above  mentioned  special  meeting  of the  Board  of
Directors.  If the said time limit  lapses in the case of payment of the initial share capital,  the provisions of Article 48,  paragraph 1,  subparagraph (a) of
Codified  Law  2190/1920,  are  applicable,  whereas in the case of payment of a capital  increase  the  relevant  approving  decision  for the  amendment of the
Articles is revoked.

(d) The  payment  of funds for  covering  of the  initial  share  capital or any increases  thereof,  as well as the  shareholders'  deposits  for  future  share capital increases shall be made compulsorily by deposit in the Company's account kept with any bank lawfully operating in the Republic of Greece.

4. Subscription of Shares:

(a)  Whenever an increase of the share  capital is decided to be effected not by way of a contribution in kind or by issuing bonds  convertible into shares,  the holders of the shares at the time of the increase have a pre-emption  right over the entire amount of the new share capital or the debenture  loan, in proportion to their participation in the existing share capital.

(b) The  invitation  concerning  the  exercise of the  pre-emption  right should mention also the time-limit  within which such right can be exercised,  which in no case can be less than one (1) month and should be  published  in the Bulletin for Societe Anonymes and Limited  Liability  Companies of the Official  Gazette.
Said  invitation and the time period for the exercise of the  pre-emption  right may be omitted provided that, at the General Assembly,  shareholders holding the entire share  capital were present and were  notified of the time period set for the exercise of their  pre-emption  right or in case the shareholders  announced their  decision to  exercise or not said  pre-emption  right.  Furthermore,  the publication  of  the  invitation  may be  substituted  by a  registered  letter, provided that all the shares are registered.

(c) If the General  Assembly which decided the share capital increase omitted to set the time period for the exercise of the  pre-emption  right,  then said time period or an extension thereof,  is defined by the Board of Directors within the time limits of Article 11 of Codified Law 2190/1920.

(d) After the lapse of the time period, as defined by the General Assembly which decided the increase of the share capital,  for the exercise of the  pre-emption right in accordance  with paragraph (b)  hereinabove,  any new shares which will not be disposed as defined above,  may be transferred  to the  shareholders  who desire to acquire them  proportionately  to the shares held by each one of them.
The new shares for which the  shareholders  did not exercise  their  pre-emption right, may be freely disposed to non shareholders by the Board of Directors.

5. Issue Price of Shares:  The issue  price of the shares  cannot be fixed below par-value. In case of issuance of shares above par-value, the difference between par-value  and  above par - value  shall be  transferred  to a  special  reserve account entitled "shares issued above par-value". In no case such reserve can be disposed  for the  distribution  of dividends  to the  shareholders.  In case of increase of the share capital  effected by partial  payment,  the portion of the value  of each  share  paid-in  cannot  be less  than  one  fourth  (1/4) of its par-value.  If the issuance of shares above  par-value  is  envisaged,  then the above  par-value  difference  must be paid in full  upon  payment  of the  first instalment.

                                   Article 4

1. Indivisibility of Shares: Shares and rights arising therefrom are indivisible vis-a-vis  the Company and each  share,  including  those not fully paid up, but issued  pursuant to Article 31 hereof,  shall entitle the holder to one (1) vote at the General Assembly of the shareholders of the Company.  Where more than one person has joint  ownership  or bare  ownership  and  usufruct  of a share,  the holders of the share shall elect one (1) common  representative  to exercise the rights attached to the share, otherwise the Board of Directors shall suspend the exercise of such rights.

2. Nature of Shares: All shares of the Company are registered and blocked shares according to Article 3 para. 7 of Codified  Law  2190/1920  and the shares which are held by "Attiki  Denmark  ApS" are  blocked in  accordance  with  Article 5, paragraph  5 cases 1, 2, 3 and 4 hereof  and the  shares  which are held by "EDA
Attikis  SA" are  blocked in  accordance  with  Article 5 para.  5 cases 2 and 4 hereof.  By  decision of the General  Assembly  adopted  pursuant to Article 19, paragraph  2 and Article 20,  paragraph  3 hereof the  registered  shares may be converted to shares to the bearer and  vice-versa.  The share  certificates  are numbered, bear the date of issue, are sealed with the Company's seal, are signed by the Chairman of the Board of  Directors  or by the Vice  Chairman and one (1)
other Director  appointed by it and include dividend coupons which are numbered.
The share  certificates  shall be detached from a duplicate book. Until the time final share  certificates  are issued,  provisional  share  certificates  may be issued by the Company and delivered to the shareholders.  Such provisional share certificates,  which  have all the  features  of the final  share  certificates, except for the dividend coupons shall,  thereafter,  be exchanged with the final ones. The form of the share  certificates  and  provisional  share  certificates shall be determined by the Board of Directors. The share certificates (final and provisional)  may  represent one or more shares,  held by the same  shareholder,
according  to  a  resolution  of  the  Board  of  Directors.   The  final  share
certificates shall be accompanied by annual or semi-annual  dividend coupons and for a period of years determined by the Board of Directors.

                                   Article 5

1.  Consequences  of  Ownership  of a  Share:  Ownership  of any  kind of  share certificate  shall  constitute  an ipso  jure  acceptance  by its  holder of the
Articles of Incorporation of the Company and of the legally adopted  resolutions of its  officers.  Shareholders  or their  general  and special  successors  and lenders to  shareholders  or owners of shares in the  Company by any legal cause
(such as, but not limited  to,  escrow  agents,  receivers,  pledgees  and other creditors), are in no case permitted to cause a confiscation or a sealing of the corporate  assets  (whether  fixed or  movable)  or books of the  Company  or of movable  assets  entrusted to the Company or to request the  liquidation  and/or distribution of the Company's assets or to interfere with the  administration of the Company by exercising rights in excess of those given to shareholders by the present Articles of Incorporation and the legislation in force.

2. Domicile of Shareholders:  For any and all relations of the shareholders with the Company,  such  shareholders  are considered as being domiciled at the place where the  registered  offices of the Company are located and are subject to the
Greek  Legislation,  even if they are not actually  domiciled at the place where the registered offices of the Company are located. In such case they are obliged to appoint an attorney-in-fact at the place of the Company's registered offices, otherwise  the  service of  documents  by the Company may validly be made to the
Secretary of the Court of First Instance of the Company's  registered office and shall be considered to be valid.

3. Shareholders' rights:  Subject to any special rights or restrictions attached to any shares of the Company according to these Articles of  Incorporation,  the shareholders  have  ownership  and  administrative  rights in  proportion to the number of shares owned according to these Articles of Incorporation and the law.

4.  Shareholders'  obligations:  Shareholders  shall not be liable to pay to the
Company any amount in excess of the issue price for their shares.

5. Transfer - Disposition of Shares:

5.1.  The  shares  held by  "Attiki  Denmark  ApS" are  blocked  and  cannot  be transferred in the following circumstances, except with the consent of the Board of Directors  of the Company  which shall  require an approval by  five-sevenths
(5/7) of all the Directors in accordance with Article 10,  paragraph 2(j) hereof irrespective  of whether the EDA shall  exercise  its rights of  pre-emption  in respect thereof:

(a) before the date which  shall  correspond  to the eighth  anniversary  of the
Closing Date, as provided in Section 9.3(a) of the Shareholders Agreement if, as
a result of such  transfer,  either the shares of  "Attiki  Denmark  ApS" in the
Company would fall below forty per cent (40%) of the Company's  share capital or if the final product,  which results from  multiplying  the percentage  interest held by "Cinergy  Corp." in any class of shares in "Attiki Denmark ApS" (if more than one class exists) by the percentage  interest held by "Attiki  Denmark ApS"
in the share capital of the Company would fall below twentyfour point ninetyfive per cent (24.95%); or

(b) if, as a result of such  transfer,  a third  party  (other  than  DEPA,  its associates  or any other  legal  entity  owned by the Greek  State)  would  hold together with any associate of such person,  directly or  indirectly,  shares in the Company and in the Thessaloniki Gas Supply Company S.A. .

For the  purposes of  paragraph  (b)  hereinabove,  a company is an associate of another  where not less than twenty per cent (20%) of the voting  capital (i) of the first company is either  directly or  indirectly  owned or controlled by the second,  or (ii) of the second company is either directly or indirectly owned or controlled  by the  first,  or (iii)  of each  company  is  either  directly  or indirectly owned or controlled by a third company;

5.2.  Without  prejudice to paragraph  5.1 hereof and any provision of law which would  prevent the exercise of rights of  pre-emption  in  accordance  with this paragraph  5.2 hereof,  where any  shareholder  proposes to transfer any shares, except,  in the case of "Attiki  Denmark  ApS",  if it  concerns  a transfer  as provided  for in Article  5.3,  the  selling  shareholder  shall first offer the shares to the other shareholders so as to enable them to exercise their right of pre-emption as follows:

(a) The party  wishing to transfer its shares,  partly or in whole,  must serve, against receipt,  to all other  shareholders,  a written statement including the number of shares offered for sale, the price claimed by the selling shareholder, the time period for the  settlement of this price,  as well as any and all other terms and conditions related to the transfer of the shares.

(b) Any of the other  shareholders,  interested in acquiring the shares  offered for sale, should notify,  against receipt,  the shareholder  offering his shares within thirty (30) days from the receipt of the  notification to them,  pursuant to the  terms  of the  preceding  paragraph.  The  answer  given  by each of the interested  shareholders  cannot  include  a  counter  offer.  If more  than one shareholder  expresses  interest in acquiring the shares offered for sale, under the terms and conditions proposed by the selling shareholder, the shares offered for sale shall be apportioned  between the interested  shareholders  pro rata to their participation in the share capital on the day of the offer.

(c) In case of omission or lack of timely answer, as provided under the terms of paragraph  (b)  hereof,  as well as in case of a  negative  answer  by all other shareholders,  or acceptance  which does not accept the terms of the shareholder offering  his shares for  purchase by the other  shareholders,  the  shareholder wishing to  transfer  his shares may proceed  freely  with the  disposal of such shares to any third party  whatsoever  at the same or a higher  price and on the same  terms  and  conditions  that  he  included  in  his  offer  to  the  other shareholders  after an approving  decision of the Board of Directors which shall require an approval by five  sevenths  (5/7) of all the  Directors in accordance
with  article  10,   paragraph  2(j)  hereof.   The  Board  of  Directors  shall
substantiate  its  decision  in  the  case  of a  non  approving  decision.  The transferor  shareholder  shall procure that the third party agrees in writing to abide by any terms that the  transferor  shareholder  has agreed  with the other shareholders and the Company, and to assume, with effect from the transfer date, the obligations of the transferring shareholder.

5.3. The  provisions  of this article are not  applicable in case of transfer of shares by "Attiki Denmark ApS" to an Affiliate Company. For the purposes of this paragraph,  a company is an  Affiliate  of another  where one  hundred  per cent
(100%) of the share  capital (i) of the first  company is owned or controlled by the second,  or (ii) of the second  company is owned or controlled by the first, or (iii) of each  company is owned or  controlled  by a third  company.  In this definition  "owned"  or  "controlled"  means  directly  or  indirectly  owned or controlled.

5.4. Any transfer of shares of the Company in  violation  of the  provisions  of paragraphs  5.1 to 5.3 of this  Article  shall  be null and void and of no legal effect to the Company.

                                   CHAPTER C

                         Administration of the Company

                                   Article 6

1. Administrative  Bodies: The Company is administered by the Board of Directors which consists of seven (7) members.

2.  Representation  of the  Company:  The Company is  represented  before  third parties as well as before any public,  judicial or other authority, by its Board of  Directors.  The Board of  Directors is entitled by a special  resolution  to assign the representation of the Company to one or more persons  irrespective of their being or not members of the Board of Directors.

                                   Article 7

1. Election of the Board of Directors:  The Board of Directors is elected by the
General  Assembly  following  a ballot  for a five (5) year  term  which  can be extended until the date of the holding of the General  Assembly of the last year of its term. In no case may the term exceed six (6) years.

2. Re-electable Board: The members of the Board of Directors may be shareholders or non-shareholders and may always be re-elected and freely revoked.

3.  Unjustifiable  absence of a Member of the Board of Directors A member who is unjustifiably  absent  from  five  (5)  consecutive  meetings  of the  Board  of
Directors,  properly convened  pursuant to these Articles of  Incorporation,  is considered as having  resigned  following a relevant  resolution of the Board of
Directors,  unless the Board of  Directors  is  satisfied  that such  absence is justified.  The date of such  resignation  is  considered  the date on which the
Board of Directors adopts the relevant resolution.

4. Replacement of Board Members: Upon the death, resignation or dismissal of any member or members of the Board of  Directors,  the remaining  members,  provided that there are at least four (4) present,  shall forthwith hold a meeting of the
Board of Directors and pass  resolutions to elect a replacement or  replacements for the remaining  part of the term of their office and such  election  shall be submitted  for approval to the first General  Assembly to be convened  after the above  election.  In the event that an election  is not  approved by the General
Assembly, then the General Assembly shall elect a replacement or replacements of the member or members of the Board of Directors whose positions are still vacant always  for the  remaining  part of the term of office of the  member or members they are replacing.  The actions taken during their term of office by any member of the Board of Directors,  whose appointments were not subsequently approved by the General Meeting, shall nonetheless be valid.

5. Appointment of Members of the Board of Directors by the Shareholders:

(a) The shareholder  "Attiki Denmark ApS" is entitled to appoint,  in accordance with Article 18,  paragraph 3 of Codified Law 2190/1920,  two (2) members of the
Board of Directors  out of the seven (7) members  under the  condition  that the total  number  of  shares  held  directly  by said  shareholder  in the  Company represents at least twenty per cent (20%) of the share capital of the Company.

If the total number of shares held directly by "Attiki Denmark ApS" becomes less than  twenty  per  cent  (20%)  but at  least  ten per  cent  (10%),  the  above shareholder shall be entitled to appoint one (1) out of the seven (7) Directors.

If "Attiki  Denmark ApS" : (i) holds  directly more than forty per cent (40%) of the share capital of the Company;  and (ii) the final product which results from multiplying the percentage interest of "Cinergy Corp." in any class of shares in
"Attiki Denmark ApS" (if more than one class exists) by the percentage  interest of "Attiki  Denmark ApS" in the share  capital of the Company,  is not less than twenty  four  point  ninety  five per cent  (24.95%),  it shall be  entitled  to nominate to the General Assembly of Shareholders for election one (1) additional
Director.

(b) "Attiki  Denmark ApS" will  exercise  this right by notifying the Company in writing of the appointment of the Directors it is entitled to appoint,  at least three (3) days before the  General  Assembly at which an election of a new Board of Directors will take place. The said shareholder who exercises this right does not participate in the election of the remaining  members of the Board. In order for the shareholder to exercise this right,  the shares  representing  the above mentioned percentages,  according to case (a) of para. 5 of this Article, should be deposited to the Treasury of the Company or to the Public  Trustee  Office or
to any Bank in Greece,  and  certificates  of deposit should be submitted to the
Company at least five full days before the General Assembly of Shareholders. The shares  should be  deposited  during the whole  term of office of the  appointed
Directors

(c) The members of the Board of  Directors so  appointed  may be removed  and/or replaced only by the  shareholder who has appointed them. In the event of death, resignation or retirement of an appointed  member of the Board of Directors only the  shareholder who has the special right of appointment is entitled to appoint the  replacement of such  director.  It is obligatory  that this  appointment is approved by the Board of Directors.

(d) In the event that the above  mentioned  right of  election of members of the
Board of  Directors  is not  exercised  by the  Shareholder  entitled to it, the relevant  member of the  Board of  Directors  shall be  elected  by the  General
Assembly, in which the Shareholder who did not exercise the aforementioned right may participate and vote.

                                   Article 8

Election of Chairman,  Vice-Chairman and Appointment of Secretary:  The Board of
Directors  shall elect from among its members,  by an absolute  majority vote of the members who are present or represented,  the Chairman and the Vice-Chairman.
The  Vice-Chairman  replaces the Chairman  when absent or hindered,  whereas the
Vice-Chairman  is replaced,  when absent or hindered,  by another  member of the
Board of  Directors to be  designated  by the Board of  Directors.  The Board of
Directors  shall also  appoint,  by  absolute  majority  of the  members who are present and represented,  a Secretary,  who need not be a member of the Board of
Directors.  Such  elections  shall be carried out always at the first meeting of the Board of Directors  after the General  Assembly which decided on the partial or total  renewal of the members of the Board of  Directors.  The  Chairman  and
Vice-Chairman  of the Board of  Directors  can always be  re-elected  and can be repealed.

                                   Article 9

Meetings  of the  Board  of  Directors:  The  Board  of  Directors  meets at the registered office of the Company,  ordinarily at least once every calendar month and on a  date  and  time  fixed  by the  Chairman  or the  Vice-Chairman  (when
substituting   him)  and,   extraordinarily,   whenever   the  Chairman  or  the
Vice-Chairman   (when  substituting  him),  deems  necessary  or  desirable  the convention  thereof or whenever at least two (2) members  request it in writing, in accordance  with Article 20 paragraph 5 of Codified Law 2190/1920.  The Board of Directors may validly  convene at a place away from the  registered  offices, either  locally  or  abroad,  provided  that  all its  members  are  present  or represented  at the  meeting  and none of them  objects to the  meeting  and the adopting of resolutions.

                                   Article 10

1. Quorum of the Board of Directors:  The Board of Directors  shall be in quorum and duly in session whenever at least one half (1/2) plus one (1) of its members are present in person or  represented  by proxy but in no case may the number of the personally  present members be less than three (3). For the determination of the said quorum  fractions,  if any,  are  omitted.  Exceptionally,  whenever an increased  majority is required  pursuant to the provisions of these Articles of
Incorporation, the Board of Directors is in quorum and meets validly whenever at least five (5) of its members are present or represented thereat.

2.  Adoption of a  Resolution:  The  resolutions  of the Board of Directors  are validly  adopted  by  absolute  majority  of its  Directors  who are  present or represented  at  the  meeting,  except  in  the  cases  where  the  Articles  of
Incorporation  require an increased majority.  In case of a tie vote such ballot is repeated.  With respect to personal matters the Board of Directors decides by secret  ballot.  Each member has only one (1) vote and if he represents  one (1)
absent member then he has two (2) votes.

Exceptionally,  for the following  restrictively listed actions, the resolutions of the Board of Directors,  require  approval by five -sevenths (5/7) of all the
Directors. More specifically these actions are the following:

(a) Reservation  made to the provisions of Article 10 of Codified Law 2190/1920, acquisition by purchase,  lease or otherwise of any interest in real property as well as sale, exchange, creating any mortgage or other disposition,  encumbrance or security over any property or other assets of the Company.

(b) Reservation made to the provisions of Article 23a of Codified Law 2190/1920, the granting of credits by the Company,  other than those  created by commercial debts in the ordinary course of business.

(c)  Payment of salaries  or other  remuneration  to the members of the Board of
Directors under the condition of their prior approval by the General Assembly.

(d)  Delegation of authorities of the Board of Directors to members of the Board of Directors or third parties.

(e)  Approval  of the  annual  financial  statements  of  the  Company  and  any substantial amendments thereto.

(f) Appointment and removal or replacement of the General Manager of the Company and delegation of the authorities and  responsibilities  to the person appointed as General Manager including any changes to the delegated authorities.

(g)  Formation  of  subsidiaries  or  participation  of the Company in any other companies.

(h) The  assumption  of loans of any kind each  exceeding  one thousand  million
(1.000.000.000)  GRD99 and the granting of mortgages or pledges on the assets of the Company, each exceeding one hundred million (100.000.000) GRD99.

(i) The prior approval of any award and material  amendment of contracts  having an initial  aggregate  value in excess of one thousand  million  (1.000.000.000)
GRD99,  where the other  contracting  party is a  Shareholder  or Associate of a
Shareholder,  and of any award and material amendment of all contracts having an initial  aggregate  value in excess of two  thousand  and five  hundred  million
(2.500.000.000) GRD99. .

(j) The  approval  of the  transfer  of shares in  accordance  with  Article  5, paragraphs 5.1 and 5.2(c) hereof.

(k) The  setting of  guidelines  for  entering  into  contracts  and  employment contracts,  including  secondment contracts and entering into any such contracts except in accordance with such guidelines.

(l) Amendment to the gas supply  agreement signed with Public Gas Corporation of
Greece (DEPA) S.A.; and

(m) Consent for amendment to the Gas Distribution Licence.

3. Representation of Members of the Board of Directors:  A member absent for any reason  from a  meeting  of the  Board  of  Directors  shall be  entitled  to be represented  by another  member of the Board of Directors who shall be appointed by the absent member by letter, telegram or fax addressed to the Chairman of the
Board of Directors.  In no case, however, may a member of the Board of Directors represent more than one (1) other member.

4. Minutes of the Board of  Directors:  The  Secretary of the Board of Directors
shall  keep  the  minutes  of the  discussions  and  decisions  of the  Board of
Directors  recorded  in the minute book which shall be signed by the members who are present.  Such minutes shall  evidence the  decisions  taken by the Board of
Directors.  No Director (or his  representative)  shall be entitled to refuse to sign the minutes of a meeting at which he was present,  but shall be entitled to have his opinion noted in the relevant  minutes.  The refusal by a member who is present at the  meeting,  to sign the minutes,  shall not  invalidate a decision taken at the meeting, provided that his refusal to sign is noted in the minutes.
Copies of abstracts of the minutes  shall be certified and  distributed  to each member of the Board of Directors by the  Chairman or his  substitute  or by such other person empowered to do so by the Board of Directors.

5. In this  Article 10 and Article 11, where any amount is specified in "GRD99", means that in each year beginning on 1 January, such amount shall be adjusted by a factor  calculated as I/I0,  where I is the average of the values of the Greek
Consumption Index published by the National  Statistical Service for each of the twelve (12) months ending 31st December in the year  preceding such year, and I0 being the average of such values for each of the twelve (12) months  ending 31st
December 1999.

                                   Article 11

Competence  of  the  Board  of  Directors:   The  Board  of  Directors,   acting
collectively,  shall administer the corporate affairs of the Company.  The Board of  Directors  shall make all  decisions  affecting  the Company  (except  those decisions  which by law or these  Articles  fall  within the  competence  of the
General  Assembly of the  Shareholders)  and shall take all  necessary  steps in relation thereto. Without limiting the generality of the foregoing, the Board of
Directors:

(a) represents the Company in court and extra-judicially;

(b) initiates and carries out court  actions,  either as plaintiff or defendant, and confiscations,  registers prenotations of mortgages and mortgages,  consents to their lifting, waives privileges,  court actions and legal remedies,  reaches settlements judicially and extra-judicially and concludes arbitrations;

(c) acquires,  establishes or transfers real and personal  rights on movable and immovable  properties,  subject to  Article 10 of  Codified  Law  2190/1920  and obligations  and concludes  agreements  of all kinds,  subject to Article 23a of
Codified Law 2190/1920, and participates in public or other tenders;

(d) hires,  appoints and dismisses employees and agents of the Company,  settles their  remuneration  and salaries and grants and rescinds all general or special authorisations on behalf of the Company;

(e) issues, accepts and signs guarantees,  endorses promissory notes, letters of credit, cheques and in general all negotiable instruments;

(f)  approves   agreements   exceeding  the  amount  of  five  hundred   million
(500.000.000) GRD99 .

(g)  approves  the  pricing  policy of the  Company as  proposed  by the General
Manager  within the limits set by the Gas  Distribution  Licence and reviews the budget as submitted by the General Manager.

(h) verifies the books and accounts and prepares the annual  financial  accounts and balance sheet of the Company, recommends the amortisations to be made of the facilities and the writing-off of doubtful  claims and recommends  profits to be distributed; and

(i)  regulates  the  internal  operation  of the  Company  and  issues  relevant regulations  and in  general,  carries  out all  acts of  administration  of the
Company and the property thereof and disposes of all the requisite authority and rights  to  administer  corporate  interests  and  does  all  things  as  may be appropriate or considered beneficial in connection with or in furtherance of the objects of the Company.

                                   Article 12

Delegation  of  the  authorities  of  the  Board  of  Directors  to  Members  or non-Members:  The Board of Directors may, by resolution  adopted by an increased majority of five sevenths (5/7) of its members being present and/or  represented thereat,  delegate  the  exercise  of all or part of its rights and  authorities relating to the management,  administration and representation of the Company to one or more persons,  appointed  either among its members or not and in any case under the  supervision  and  within the  limits  and  restrictions  the Board of
Directors  is  subject  to.  The  title  and  delegated  authority  to each such person(s)  is always  determined  by the  resolution  of the Board of  Directors appointing them.

                                   Article 13

Responsibility of Board Members:  Each member of the Board of Directors shall be responsible  towards  the  Company  for its  acts in the  administration  of the corporate affairs of the Company. Each member shall be responsible specifically, if by reason of wilful misconduct or gross negligence,  there exist omissions or false  statements  in the balance  sheet of the Company  which  conceal the true position of the Company.  This exception  shall not apply to the General Manager of the  Company,  who shall be  obliged  to  exercise  at all  times the  utmost diligence.  The members of the Board of Directors and the General  Manager shall not be responsible  for acts or omissions based on lawful  decisions  adopted by the General Assembly.

                                   Article 14

Obligations of the Board  Members:  It is forbidden for the members of the Board
of  Directors,   managers  and  senior  officers  of  the  Company  to  exercise professionally  in Greece  directly or indirectly,  officially or  unofficially, without  the  prior  permission  of  the  General  Assembly,  any  or all of the objectives  of the  Company  or  businesses  similar  to such  objectives  or to participate in partnerships  having similar  objectives  either personally or in collaboration with third parties. In case of violation of the above prohibition, the Company is entitled to indemnification and the responsible party, if he is a member of the Board of Directors,  shall be removed from office by resolution of the Board of  Directors  and if such  person is a highly  ranked  officer of the
Company he shall be dismissed without receiving any compensation. In such cases, paragraphs 2 and 3 of Article 23 of Codified Law 2190/1920 are also applicable.

                                   CHAPTER D

                                General Assembly

                                   Article 15

Competence of the General Assembly:  The General Assembly of the shareholders is the supreme  corporate body of the Company and shall take decisions on corporate matters appropriate for determination by the shareholders.  Its lawful decisions shall be binding on all  shareholders  including  any absent  and/or  dissenting shareholders.  In  particular,  the  General  Assembly  shall be the  sole  body competent to decide on:

(a) Any subject submitted to it by the Board of Directors or by parties entitled by the law or the Articles to convene the meeting;

(b) Amendment of these Articles of  Incorporation.  Such amendments may include, but are not  limited to, any  increase  or decrease of the share  capital of the
Company,  with the exception of increases  imposed by law, the winding up of the
Company, the change of the Company's country of incorporation,  the extension of the Company's duration and its merger with another enterprise, split, conversion and  revival of the  Company  with the  exception  of the  Company's  absorption according  to Article 78 of Codified Law  2190/1920  and the  conversion  of its shares from registered to bearer and vice-versa.

(c) The  election  of the Board of  Directors  except  in the case of  Article 7 paragraph 4 and 5 hereof,  and of the  auditors and the  determination  of their remuneration;

(d) The approval or amendment of the annual financial statements prepared by the
Board of Directors and distribution to the shareholders of the net profits;

(e)  The  approval,   under  specific   voting  carried  out  nominally  of  the
administration  by the Board of Directors  and of the discharge of the Directors and  auditors  from any  responsibility,  following  the  approval of the annual financial  statements  and the hearing of the report on the Board's  activities.
Members of the Board of Directors of the Company are not entitled to participate in the above voting;

(f) The conclusion of loans by issuance of anonymous bonds;

(g) The appointment of liquidators, in case of liquidation of the Company; and

(h) The  initiation  of  court  proceedings  against  members  of the  Board  of
Directors or auditors,  for violation of their duties  deriving from the Law and these Articles of Incorporation.

                                   Article 16

                     Participation in the General Assembly:

(a) Every  shareholder  is  entitled  to  attend,  participate  in and vote at a
General Assembly,  either in person or by a representative,  provided that it is the owner of at least one (1)  ordinary  share  (whether  or not fully paid up).
Minors,  persons  under  judicial  interdiction  or  administration,  and  legal entities,  shall be  represented by their legal  representatives.  The documents appointing  such  representatives  must be dated and bear the  signature  of the person who issued them and need not be notarised.

(b) Any  corporation  which is a  shareholder  of the Company may, in accordance with its corporate powers,  authorise such person as it thinks fit to act as its representative  at any  General  Assembly.  The persons so  authorised  shall be entitled  to  exercise  the same  powers on behalf  of such  corporation  as the corporation could exercise if it were a non-corporate shareholder of the Company and such corporation shall, for the purposes of these Articles,  be deemed to be present  in person at any such  meeting,  if a person so  authorised  is present thereat.

                                   Article 17

1.  Convocation of the General  Assembly by the Board of Directors.  The General
Assembly is convened by the Board of Directors,  which determines also the items of the agenda,  and is held at the  registered  office of the Company  regularly once a year within the first six (6) months from the end of the Company's fiscal year.  The Board of Directors is entitled,  whenever it deems it  necessary,  to call an extraordinary  General Assembly.  Exceptionally,  the convocation of the
General  Assembly is permitted in any other place located  within the country of the  registered  office of the Company upon special  permission of the pertinent authority  which  determines  also the terms  under  which  such  permission  is granted. Such permission is not required whenever shareholders  representing the entire  share  capital  are  present  or  represented  at  the  meeting  and  no shareholder objects to the holding of the meeting and adoption of resolutions.

2. Convocation of the General Assembly by the Minority Shareholders. The General
Assembly  may also be convened at the request of  shareholders  representing  at least one twentieth  (1/20) of the paid-in share capital of the Company provided that they shall file an application  mentioning the reasons for such convocation and deposit their shares with either the treasury of the Company or the Deposits and  Loans  Fund or with  any  banking  institution  in  Greece.  Provided  such application is filed, the Board of Directors is obliged to call an extraordinary meeting of the General Assembly, fix the date of such meeting within thirty (30)
days at the latest from the date of service of the relevant  application  to the
Chairman of the Board of Directors  and determine the items of the Agenda as are mentioned in the application.

3. Adjournment of General Assembly.  At the request of shareholders  holding one twentieth  (1/20) at least of the paid-in  share  capital,  the  Chairman of the
General  Assembly  is obliged to  adjourn,  but only once,  the  adoption of any resolution of an ordinary or extraordinary  General Assembly and fix as new date of the  meeting  in order to decide on all  items  for  which the  decision  was postponed the date mentioned in the shareholders  request which can not be later than thirty (30) days from the date of the adjournment. The adjourned meeting of the General  Assembly is considered to be a continuation of the previous meeting and the  fulfilment of the  publication  formalities  for the  invitation of the shareholders  is not  required.  In  any  such  meeting,  new  shareholders  may participate,  the  provisions  of Article 27  paragraph 2 and 28 of Codified Law
2190/1920, being also applicable.

4. Invitation for Participation in the General Assembly. The invitations for the meeting of the General  Assembly are published:  (a) at least ten (10) full days prior to the date  thereof in the  Anonymous  and  Limited  Liability  Companies
Bulletin of the  Government  Gazette;  and (b) twenty (20) full days,  at least, prior to the date of the meeting in one daily  newspaper  of Athens  among those having in the Board of Directors'  opinion, a large circulation and in one daily financial  paper,  among  those  determined  by  decision  of  the  Ministry  of
Development,  according to the  provisions of Article 26 paragraph 2 of Codified
Law  2190/1920  and, in the case the Company does not  maintain  its  registered offices  within  the area of the  Prefecture  of  Attiki  in one of the daily or weekly local newspapers  published at the seat of the Company and in case such a newspaper does not exist in one daily or weekly newspaper from those circulating at the capital of the Municipality  where the Company is seated.  Exceptionally, if the Company is seated at a Prefecture of the Attica  Prefecture,  outside the borders of the  Municipality of Athens,  the invitation must be published in one at least daily or weekly  newspaper  from those  circulating  at the seat of the company and, in case such a newspaper does not circulate in this area, in one at least  daily or  weekly  newspaper  from  those  circulating  at the seat of the
Prefecture  where the  Company is  established.  Said  invitations  must also be posted in a  conspicuous  place in the offices of the  Company  twenty (20) full days,  at  least,  prior to the date of the  meeting.  In case of an  obligatory adjournment,  the invitations for the adjourned  meeting of the General Assembly must be posted,  as stated above,  ten (10) full days at least prior to the date of the meeting and must also be published in the Anonymous and Limited Liability
Companies  Bulletin of the Government Gazette five (5) full days at least, prior to the date of the meeting and in the abovementioned  daily and financial papers ten (10) full days, at least, prior to the date of the meeting.  The invitations referred to above must  indispensably  mention  the place,  date and time of the meeting, as well as the items of the agenda in every possible detail.

5.  Agenda.  The General  Assembly,  whether  regular or  extraordinary,  cannot discuss or decide on matters which are not included in the agenda of the meeting unless  all the  shareholders  holding  the  totality  of the  shares are either present or  represented  and agree to discuss  and  resolve  items which are not included in the agenda.

6. Various Procedural Issues.

(a) Ten (10) days prior to any ordinary General Assembly meeting, the Company is obliged  to  deliver to any  shareholder  applying  for it, a copy of the annual financial  statements  together  with  the  relevant  reports  of the  Board  of
Directors and of the Auditors.

(b) Forty-eight (48) hours prior to any meeting of the General Assembly,  a list of the  shareholders  having  the right to vote at the  meeting  and/or of their representatives  must be posted at a conspicuous place in the Company's offices, such list indicating the names of shareholders and of their representatives,  if any,  their  addresses  and the  number of shares  and votes held by each one of them.

(c) The Board of Directors is obliged,  at the request of  shareholders  holding one twentieth (1/20) of the paid-in share capital, submitted to the Company five
(5) full days prior to the date of an ordinary General Assembly meeting, to: (i)
inform the General Assembly of the amounts paid by the Company to members of the
Board of Directors  or managers or other  employees of the Company and any other consideration  paid to such  persons by the  Company  for any reason  whatsoever during  the last  two (2)  years;  and (ii)  supply  the  requested  information regarding the Company's  affairs to the extent such information is useful for an actual evaluation of the items of the agenda.  The Board of Directors may refuse to supply the requested information for good and substantial reasons, which must be set forth in the minutes.

(d) At the request of shareholders  holding one third (1/3) of the paid-in share capital  submitted to the Company  within the period  mentioned in the preceding paragraph and provided such  shareholders  are not  represented  in the Board of
Directors,  the Board of  Directors  is  obliged  to furnish to them or to their representatives  either during the meeting of the General  Assembly or, if it so prefers,  prior  thereto,  information  regarding  the  course of the  Company's affairs  and of its  assets.  The  Board of  Directors  may  refuse to give such information for any good and substantial reason which, in such case, must be set forth in the minutes.

(e) In the cases  mentioned in the second section of  subparagraphs  (c) and (d)
above, if any dispute arises,  concerning  whether or not the claimed reasons of refusal are well founded, such dispute shall be resolved by the One-Member First
Instance Court of the area wherein the Company's  registered office is situated, judging according to the summary  proceedings for safety measures.  By the Court
Order to be issued by the said  Court,  the  Company  may be obliged to give the information it refused earlier.

(f) In all abovementioned cases of paragraphs 3 and 6, subparagraphs (c) and (d)
of this article,  shareholders exercising the rights granted to them thereby are obliged to deposit their shares granting to them the relevant  right,  according to Article 28 of Codified  Law  2190/1920  and  Article 18 of these  Articles of
Incorporation.  Such  deposit  must be made on the day such request is submitted and shall  last  until the  General  Assembly  is held,  whereas  in the case of paragraph  6,  subparagraph  (e) the  deposit of the shares  must last until the judgement of the pertinent court is rendered.

                                   Article 18

1.  Formalities  for the  Participation  in the  General  Assembly  - Deposit of
Shares:  The  shareholders  are obliged,  in order to participate in the General
Assembly  meeting,  to deposit  their shares with the treasury of the Company or with the Deposits and Loans Fund or with any banking institution, duly operating in Greece or abroad,  at least five (5) days  before the date so fixed.  In case the shares will be deposited in a bank  operating  abroad the invitation for the
General Assembly meeting should make reference of such bank.

2.  Deposit  and  Deposit  Receipt:  At least five (5) days prior to the General
Assembly  meeting,  the shares or the receipts of the deposit of the shares made as set forth in the preceding  paragraph 1, as well as the power of attorney and any other authorisation  document of the persons  representing the shareholders, must be deposited with the Company.  The Company  delivers to the depositor(s) a receipt  which shall be used by the person who will  participate  in the General
Assembly meeting as an entry permit.

3.  Consequences  in  Case  of  Omission  of  the  Formalities:  Failure  by any
shareholder to comply with the  formalities  specified in this Article  deprives the shareholder from the right to participate in the General  Assembly  meeting, unless such meeting, being in quorum, permits his participation.

                                   Article 19

1. Ordinary Quorum at the General  Assembly:  The General Assembly meeting is in quorum and decides  lawfully on all items of the agenda,  except those expressly mentioned in paragraph 2 of this Article, whenever shareholders holding at least one half (1/2) less one share of the paid-in share  capital of the Company,  are either present or represented at the meeting. If such quorum is not obtained the
General  Assembly  meeting  shall convene again within twenty (20) days from the date of the first meeting,  provided the invitations for such adjourned  meeting are made ten (10) full days prior to the day of such new  meeting.  The  General
Assembly which is convened by virtue of said invitation is in quorum and decides lawfully  on all items of the  original  agenda,  irrespective  of the number of shareholders present thereto.

2.  Extraordinary  Quorum of the General Assembly:  Exceptionally,  in all cases concerning  (a) the change of the Company's  country of  incorporation;  (b) the change  of  the  Company's  objects;  (c)  the  increase  in  the  shareholders'
obligations;  (d) the increase of the share  capital of the  Company,  exception made to the cases imposed by law or realized by capitalization of reserves;  (e)
the decrease of the share capital;  (f) the issuance of debenture loans; (g) the
distribution   of   dividends   and/or  the  change  of  the  method  of  profit
distribution;  (h) the  approval  of the  annual  financial  statements,  or the amendment thereof; (i) the establishment of an extraordinary reserve fund or any other  reserve in excess of the  compulsory  reserve fund  required  pursuant to
Article  26 of  these  Articles  of  Incorporation  and the Law  (Article  44 of
Codified  Law  2190/1920);  (j) the sale of all the business and fixed assets of the Company; (k) the merging, conversion,  revival of the Company, the extension of the  duration  of the  Company or the  dissolution  of the  Company;  (l) the conversion  of the shares  from  registered  to bearer and  vice-versa;  (m) the salaries or other remuneration paid to the Directors of the Board and (n) in any other case for which the law requires an increased  quorum for the adoption of a specific  resolution by the General  Assembly,  then the General  Assembly is in quorum and convenes  lawfully to decide on the items of the agenda provided that the  shareholders  who are present or  represented  thereat hold three  quarters
(3/4) of the paid-in  share  capital of the  Company.  In case no such quorum is obtained, the General Assembly is called again within twenty (20) days as of the date of the  postponed  session  and is in quorum and  decides  lawfully  on the matters  of the  original  agenda,  provided  shareholders  holding at least two thirds  (2/3) of the  paid-up  share  capital  of the  Company  are  present  or represented  thereat. In case such quorum is not obtained,  the General Assembly is invited  and  convened  again as stated  above and is in quorum  and  decides lawfully on all matters of the original agenda, provided shareholders holding at least one half  (1/2)  plus one (1) share of the  paid-in  share  capital of the
Company are present or represented at it.

                                   Article 20

1. Adoption of  Resolutions  by the General  Assembly:  The  resolutions  of the
General  Assembly  are adopted by an  increased  majority of at least two thirds
(2/3) of the shares and votes represented thereat.

2. Roll Call Voting:  At the request of shareholders  representing one twentieth
(1/20) of the paid-in share capital of the Company,  the adoption of resolutions on any item on the agenda is effected by a roll call.

3.   Extraordinary   Majority:   Exceptionally,   in  all  cases  for  which  an
extraordinary quorum is required in accordance with the provisions of Article 19 paragraph 2 hereof,  then the  resolution of the General  Assembly is adopted by the  increased  majority  of  three  quarters  (3/4)  of the  shares  and  votes represented at the meeting.

                                   Article 21

Chairman  and  Secretary of the General  Assembly:  The Chairman of the Board of
Directors or his deputy, if he is absent or hindered,  presides temporarily over the General Assembly  appointing one or two Secretaries among those shareholders present and/or non-shareholders, until such time as the list of the shareholders entitled to  participate  in the meeting is approved  and the regular  presiding
Board of the General Assembly is elected.  Such Board consists of a Chairman and of  one or  two  Secretaries  who  also  perform  vote  collecting  duties.  The presidency  of the  General  Assembly  is elected by ballot,  unless the General
Assembly itself decides otherwise or unless the Law determines otherwise.

                                   Article 22

1. Minutes of the General  Assembly:  The  discussions  held and the resolutions adopted by the General Assembly are recorded in minutes,  signed by the Chairman and the  Secretary  thereof.  Following  the  request  of any  shareholder,  the
Chairman  is  obliged  to  record  in the  minutes  an  exact  summary  of  such shareholder's  opinion.  The  Chairman of the Board of  Directors  or any of the
persons referred to in Article 10 paragraph 4 of these Articles,  is entitled to issue copies of the above minutes. After the dissolution of the Company, as well as during its liquidation, the copies of the minutes are authenticated by one of the liquidators.

2. Recording of  Shareholders  List: In the book where the minutes are recorded, the list of present or represented shareholders of the meeting is also recorded.
Such list  contains the data  provided for by Article 27 paragraph 2 of Codified
Law 2190/1920.

                                  CHAPTER 'E'

                          Auditors and Minority Rights

                                   Article 23

1. Election of Auditors: For the audit of the books and accounts of the Company, the regular  General  Assembly elects one regular  chartered  accountant and one deputy thereof,  according to Articles 36 and 42a of Codified Law 2190/1920.  By
the resolution which appoints the auditors their fees are also  determined.  The auditors  are always  re-electable.  The  provisions  of  paragraphs  7 and 8 of
Article 42a of Codified Law 2190/1920 apply accordingly.

2. Duties and Rights of  Auditors:  The auditors are entitled at any time during the term of their  office to audit any and all books and accounts of the Company and,  after the end of the  Fiscal  Year,  they are  obliged to audit the annual financial  statements  and submit to the  regular  General  Assembly a report of their findings.  From such report there should clearly result whether, after the audit of the  correctness  and  legality  of the entries  made in the  corporate books,  the annual accounts affect the financial  position of the Company on the last day of the  audited  period,  and  whether  the  profits  and loss  account reflects the results  deriving  therefrom.  The  auditors  are also  entitled to request from the  Chairman of the Board of  Directors  to call an  extraordinary meeting of the General  Assembly.  Such meeting is obligatorily  convened by the
Board of Directors  within ten (10) days from the  notification  of the relevant request to the Chairman  thereof and the items of the agenda of this meeting are as determined in said request.

3. Appointment and Refusal  thereof:  Within five (5) days from the day on which the General Assembly  appointing the auditors is held, such appointment shall be notified to the  appointees  by the Company  and, if they do not refuse the same within five (5) days from such notification,  they shall be considered as having accepted the appointment and shall be subject to all liabilities and obligations of Article 37 of Codified Law 2190/1920.

4. In  addition  to the  information  provided  in  paragraph 1 of Article 37 of
Codified Law 2190/1920,  the auditor's report should provide the following:  (a)
whether  the  notes on the  statement  include  the  information  stipulated  by paragraphs  1 and 2 of Article 43a of Codified  Law  2190/1920;  and (b) whether there  exists the  verification  provided  by  paragraph  3(c) of Article 43a of
Codified Law 2190/1920.

5. The  auditors  of the  Company,  apart  from the  obligations  stipulated  in paragraphs  1 and 2 of Article 37 of Codified  Law  2190/1920,  must also verify that the  contents  of the report of the Board of  Directors  correspond  to the relevant financial statements.  For such purpose, the report must be provided to the auditor at least thirty (30) days in advance of the General Assembly.

                                   Article 24

1. Audit by the Small Minority:  Shareholders  representing one twentieth (1/20)
at least of the paid-in  share  capital of the Company,  are entitled to request the  audit of the  Company  by the One  Member  Court of First  Instance  of the
registered office of the Company,  in accordance with the relevant provisions of article 634 of the Code of Civil Procedure, if they consider probable that, as a result of the charges made,  the  provisions of the Law or of these  Articles of
Incorporation or of the resolutions of the General Assembly, have been violated.
In all above cases, the charged actions must have been committed within a period not  exceeding  two (2) years from the date of approval of the annual  financial statements of the fiscal year within which such actions were committed.

2. Audit by the Greater Minority:  Shareholders of the Company  representing one third (1/3) of the paid-in share capital, may, under the provisions set forth in the  preceding  paragraph,  request  from the  competent  court the audit of the
Company  provided  that,  from the  general  course  of the  Company's  business affairs,  it may be  concluded  that  the  management  of these  affairs  is not exercised as required by an honest and wise administration.  This provision does not apply if the requesting minority is represented in the Board of Directors of the Company.

3. Deposit of Shares. The applicant shareholders under the paragraphs 1 and 2 of this Article must, until a decision on their  application is rendered and in any case for a period not less than thirty (30) days from the day of  submission  of such  application,  maintain  in deposit  their  shares  which  entitle  them to exercise  the above  right,  with the  Deposits  and Loans Fund or with any duly established bank in Greece or abroad.

                                  CHAPTER 'G'

                    Dissolution - Liquidation of the Company

                                   Article 28

1. Dissolution of the Company: The Company is dissolved:

(a) Upon  expiration  of its  duration,  as defined in Article 1  paragraph 5 of these Articles of  Incorporation,  except where the General  Assembly,  which is convened  obligatorily  prior to such  expiration  date,  decides  to extend the
Company's  duration in accordance with the provisions of Article 19, paragraph 2 and Article 20 paragraph 3 hereof; and

(b) Upon decision of the General Assembly,

(c) Upon the Company being declared bankrupt,  as provided for by Article 47a of
Codified Law 2190/1920.

2. In all cases where the Company's  total  assets,  as determined in the sample balance  sheet set forth in Article 42c of Codified  Law  2190/1920,  constitute less than one half (1/2) of the paid-in share capital, the Board of Directors is obliged to convene the General Assembly,  within a six (6) month time limit from the end of the Fiscal  Year,  for  deciding  whether or not the Company  will be dissolved or any other remedy will be adopted.

3. Concentration of Shares.  Without prejudice to any contrary provision of law, the concentration  of all  the  Company's  shares  in  the  hands  of a  single shareholder does not constitute reason for the dissolution of the Company.

4. Liquidation. Except in the case of bankruptcy, the dissolution of the Company shall be followed  by its  liquidation.  In the case of  paragraph 1 (a) of this
Article,  the Board of Directors will act as liquidator,  until  liquidators are appointed by the General  Assembly,  whereas in the case of paragraph  (b) above the General  Assembly will appoint the  liquidators  by its  resolution  for the dissolution of the Company.

5. Revival of Company.  If the Company has been  dissolved due to the expiration of its  duration or by a  resolution  of the General  Assembly  or, if after its bankruptcy declaration, a compromise settlement or rehabilitation is reached, in accordance  with the  bankruptcy  Law  provisions  in force,  the Company may be re-instated by a resolution of the General Assembly,  adopted in accordance with the  provisions  of Articles  19  paragraph  2 and 20  paragraph 3 hereof.  Such resolution is precluded if the  distribution of the Company's assets has already begun.

                                   Article 29

1.  Liquidation of the Company - Liquidators:  In any case of  liquidation,  the
General Assembly  determines the method of liquidation of the corporate affairs, appointing two (2) or three (3) liquidators and fixing their remuneration.

2. Competency of Liquidators:  The liquidators substitute the Board of Directors and their  appointment  entails  ipso-jure the  termination of the powers of the
Board of Directors.  The  liquidators  have all the  authorities of the Board of
Directors  as well  as any  other  authority  assigned  to them by the  relevant resolution of the General Assembly.

3. Obligations of Liquidators:

(a) The  liquidators  must, on assuming  their duties,  make an inventory of the
Company's  assets and draw-up a balance  sheet,  publish  copies  thereof in the press and in the Bulletin of Anonymous Companies and Limited Liability Companies
of the Government Gazette and submit a copy thereof to the competent supervising authority.  Further,  the liquidators  must publish a balance sheet according to
Article  7a  paragraph  (l)  of  Codified  Law  2190/1920  and  proceed  to  the publications of paragraphs (m) and (n) of the said Article. The liquidators have the same obligation for  publication of a balance sheet upon  termination of the liquidation.

(b) The  liquidators  must  complete  without  delay the pending  affairs of the
Company,  liquidate  the  corporate  property,  pay its  debts and  collect  its receivables.  They may proceed  with new acts  provided  that the same serve the liquidation and the Company's interests. The liquidators may also dispose of the real  property of the  Company,  the  corporate  business in its entirety or any division thereof,  or particular fixed assets of the Company but only after four
(4) months from the dissolution of the Company.  Within four (4) months from the dissolution of the Company,  any Shareholder  and/or creditor of the Company may request  from the  One-Member  Court of First  Instance  of the area  where  the registered offices of the Company are located,  which Court deliberates pursuant to Articles 739 et seq. of the Code of Civil Procedure, to determine the minimum sale price of the real  property,  any division or parts or the entire  company.
Such decision is binding upon the liquidators and is not subject to any ordinary or extraordinary means of appeal.

(c)  The  annual  financial  statements,  as  well  as the  financial  statement regarding  the  completion of the  liquidation  shall be approved by the General
Assembly.  The  results of the  liquidation  shall be  submitted  to the General
Assembly of the Shareholders annually together with a report on the reasons that hindered the completion of the liquidation.  Upon completion of the liquidation, the liquidators  shall draft the final financial  statements which are published in the  Government  Gazette  -  Bulletin  of  Anonymous  Companies  and  Limited
Liability Companies,  refund the contribution of the Shareholders and distribute the  remaining  proceeds of the  liquidation  of the  Company's  property to the
Shareholders in proportion to their participation in the paid-in share capital.

(d)  Within  thirty  (30) days from the  receipt  of a request  by  shareholders representing one twentieth (1/20) of the paid-in share capital,  the liquidators are obliged to convene the General  Assembly  and to  determine  its agenda,  in conformity to the request.

(e) The  liquidation  phase  may not  exceed  five  (5)  years  from  the day of commencement of the  liquidation,  when the Company is deleted from the Registry of Anonymous  Companies.  The  continuation of the liquidation  beyond the above period  of five  (5)  years  requires  a  special  permission  by the  Competent
Authority.  In any event,  the  liquidation  may not exceed a period of ten (10)
years.

4. Liquidation  Proceeds:  The Company's  liquidation  proceeds,  after the full payment  of its  liabilities,  belong  to its  shareholders  and is  distributed amongst them on a pro-rata basis to the number of shares held by each one.

For the purposes of the liquidation,  the value of the Gas Distribution  Licence to be issued in the name of the  Company by virtue of Law 2364 of 1995,  as well as of any associated rights thereof shall not be considered for the distribution of the liquidation proceeds.

                                   Article 30

1. The General Assembly during the Liquidation:  During the liquidation  period, the  General  Assembly  maintains  all its rights and  convenes,  discusses  and decides in accordance  with the provisions of Articles 15 to 22 hereof,  whereas the liquidators are carrying out all actions which according to Articles 6 to 14 of these Articles of Incorporation  are assigned to the Board of Directors.  The
General Assembly approves the final accounts of the liquidation.

2.  Provisional  Chairman and  Secretaries  of the General  Assembly:  Until the
election  of its final  Chairman  and  Secretary  or  Secretaries,  the  General
Assembly is presided over by the owner of the greatest number of shares with one
(1) of the most recent shareholders, appointed by it, to act as Secretary.

                                   CHAPTER H

                               General Provisions

                                   Article 31

1.  Contribution of the Initial Share Capital.  The share capital of the company as described in Article 3 hereof amounts to GRD one hundred eighteen billion two hundred twenty four million four hundred ninety thousand  (118.224.490.000)  and is divided into eleven  million eight  hundred  twenty two thousand four hundred forty nine (11.822.449)  shares of a par value of GRD ten thousand (10.000) each and  will be  subscribed  for by the  founders/shareholders  of the  Company  as follows:

(a) Attiki Gas  Distribution  Company S.A. will subscribe for six million twenty nine  thousand  four hundred  forty nine  (6.029.449)  shares of a total nominal value of GRD sixty billion two hundred  ninety four million four hundred  ninety thousand (60.294.490.000) representing fifty one per cent (51%) of the Company's share capital; and

(b) "Attiki  Denmark ApS" will  subscribe for five million seven hundred  ninety three  thousand  (5.793.000)  shares of a total nominal value of GRD fifty seven billion nine hundred thirty million (57.930.000.000) representing forty nine per cent (49%) of the Company's share capital.

2. Payment of Share  Capital:  The share capital of the Company is to be paid up as follows:

2.1. "Attiki Gas Distribution  Company S.A." will fully pay up its participation in the share capital of the Company by contributing in kind:

(a) the rights of programming,  studying, designing, constructing and exploiting the network;

(b) the  right to sell  natural  gas  within  the  geographical  region  area of prefecture of Attiki;

(c) the right of use of the network  medium and low  pressure  which has already been constructed by DEPA as well as the network of DEFA;

(d) the rights  deriving  from the gas supply  agreements  and the  construction agreements.

The  evaluation  of the above  contribution  in kind by Attiki Gas  Distribution
Company S.A. has been exempted from the evaluation  proceedings of the Committee specified by the Article 9 of Codified Law 2190/1920, according to Law 2773/99.

2.2. The value of the shares to be subscribed by Attiki Gas Distribution Company
S.A., shall be considered to be fully paid up upon publication of these Articles in the Official Gazette. The share certificates representing such shares will be issued and will bear the legend "fully paid up shares".

3. "Attiki Denmark ApS" will pay up the total of its  participation in the share capital of the Company.

4. "Attiki  Denmark ApS" is obliged to deposit with the  Company's  bank account which will be kept with a bank lawfully  established in Greece, its contribution in cash  concerning the above shares within the time limits provided by Codified
Law 2190/1920.

                                   Article 32

1. First Board of Directors. The first Board of Directors of the Company will be composed by:

(a) Fyrogenis Christos

(b) John Bryant

(c) Contomichalos Gerassimos

(d) Vassiliadou Eleni

(e) Vakirlis Aristidis

(f) Terzopoulos Theodoros

(g) Mastorakos Georgios

2. Term of Office:  This Board of Directors,  will  administer the Company until the  ordinary  General  Assembly  which will be convened for the approval of the financial statements of the Fiscal Year that ends at 31 December 2002, ie. until
30.06.2003.

                                   Article 33

Auditors:  Exceptionally  for the first  Fiscal Year the  following  persons are appointed as:

Regular Auditor:  Marios Tilemahou Kyriakou M.N. SOEL 111 21, resident of Palaia
Penteli (Doukissis Plakentias 40) of KPMG Auditors.

Deputy  Auditor:  Yagos  Haralabous  Haralabous  M.N.  SOEL 125 01,  resident of
Zografou (Douvaki Pindou 31) of KPMG Auditors.

Both  persons  fulfil the  requirements  provided by Article 36a of Codified Law
2190/20 as in force.

                                   Article 34

Authorisation and proxy are hereby given by the contracting parties to:

(a) Mathieu Nikolas Savaris, lawyer, Voukourestiou 25, 106 71 Athens

(b) Alkistis Christophilou, lawyer, Momferatou 10-12, 114 73 Athens

(c) Georgia - Maria Markopoulou, lawyer, Ymitou 66-70, 116 34 Athens

(d) Helen Stefania Hounda, lawyer, Frinis 19 Politia 146 71 Nea Erythrea Athens

(d) John Anastasiadis, lawyer,  Omirou 56, 106 72 Athens and

(e) Zografia Evagelidou, lawyer Mesogion 209, Athens 115 25

so that any two (2) of them may submit to the  competent  supervisory  authority the  application  for  approval  of these  present  Articles  of  Incorporation, according to the  provisions  of the Law and for  obtaining  the  permission  of establishment  of the  Company  and  proceed,  by deed  drawn up before a notary public, to any modification,  deletion or addition of terms or conditions of the present Articles of Incorporation,  imposed pursuant by the Law,  exception made of the provisions concerning the capital stock of the Company.

                                   Article 35

The Company's  incorporation  costs, which burden the same, amount approximately to GRD  1.339.098.945  i.e. GRD 600.000 for the drawing up of the notarial  deed and preparation of copies thereof,  GRD 1.182.244.898 for the payment of the tax on the  concentration  of capital  and GRD  37.029.557  payable  to the  Lawyers
Pension Fund and approximately 1 million GRD for other expenses.

Each  one  of  the  contracting  parties,   acting  under  their  aforementioned
capacities, accepts the declarations and acknowledgements of each other and they all expressly and  unreservedly  waive their right from any action and objection regarding the dispute or breach of this deed for any reason whatsoever.

These Articles of Incorporation  are exempted from the stamp duties according to article 11  paragraph 4 of the  Compulsory  Law  148/1967 re  "measures  for the support of the stock market" as the same was amended by Legislative Decree 34 of
1968, article 7 paragraph 2.

The contracting  parties declare that they are obliged to proceed with the legal payment of the stamp duties, the Lawyers Fund etc. which derive from the drawing up of this deed.

                            THE CONTRACTING PARTIES

                      ATTIKI GAS DISTRIBUTION COMPANY S.A.

                          ----------------------------
                   George Kontoroupis, Managing Director and

                          ----------------------------
             Nikolaos Thomopoulos, Member of its Board of Directors

                               ATTIKI DENMARK ApS

                          ----------------------------
              Gerasimos Petros Antonios Michael Contomichalos and

                          ----------------------------
                                Eleni Vasiliadou